Exhibit 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Registration Statement on Form S-11 filed on October 29, 2004 of USA Capital First Trust Deed Fund, LLC of our report with respect to USA Capital First Trust Deed Fund, LLC dated March 25, 2004, and our report with respect to USA Capital Realty Advisors, LLC dated April 2, 2004, both appearing in the Prospectus, which is part of the Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Beadle, McBride, Evans & Reeves, LLP

Las Vegas, Nevada

October 28, 2004

23.3-1